Exhibit 1.2

April 5, 2013

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

615 Burlington Avenue

Delanco, NJ 08075

Attention:	Mr. James E. Igo
Chairman, President & Chief Executive Officer

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) to act as the conversion agent to Delanco Mutual Holding Company (the “MHC”), Delanco Bancorp, Inc. (the “Bancshares”), and Delanco Federal Savings Bank (the “Bank”) in connection with the proposed conversion and reorganization from the mutual holding company form of organization to a stock holding company form of organization pursuant to a Plan of Conversion and Reorganization to be adopted by the MHC, the Bancshares, and the Bank (the “Reorganization”). In order to effect the Reorganization, it is contemplated that the MHC will merge into the Bancshares and the Bancshares will merge into a new stock holding company (the “Holding Company”) and that the Holding Company will offer and sell shares of its common stock (the “Common Stock”) to eligible persons in a Subscription Offering, with any remaining shares offered to the general public in a Community Offering and if necessary, through a syndicate of broker-dealers organized by KB W (a “Syndicated Community Offering”) (the Subscription Offering, the direct Community Offering and any Syndicated Community Offering are collectively referred to herein as the “Offerings”). This letter sets forth the terms and conditions of our engagement as conversion agent to the MHC, Bancorp and the Bank, all collectively referred to as the “Company”.

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019

212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

April 5, 2013

Conversion Agent Services: As Conversion Agent, and as the Company may reasonably request, KBW will provide the following services:

1.	Consolidation of Accounts and Development of a Central File, including, but not limited to the following:

•	Consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements;

•	Create the master file of account holders as of key record dates; and

•	Provide software for the operation of the Company’s Stock Information Center, including subscription management and proxy solicitation efforts.

2.	Preparation of Proxy Forms; Proxy Solicitation and Special Meeting Services, including, but not limited to the following:

•	Assist the Company’s financial printer with labeling of proxy materials for voting and subscribing for stock;

•	Provide support for any follow-up mailings to members, as needed, including proxy grams and additional solicitation materials;

•	Proxy and ballot tabulation; and

•	Act as Inspector of Election for the Company’s special meeting of members, if requested, and the election is not contested.

3.	Subscription Services, including, but not limited to the following:

•	Assist the Company’s financial printer with labeling of stock offering materials for mailing to persons eligible to subscribe for stock;

•	Provide support for any follow-up mailings to members, as needed, including additional solicitation materials;

•	Stock order form processing and production of daily reports and analysis;

•	Provide supporting account information to the Company’s legal counsel for ‘blue sky’ research and applicable registration;

•	Assist the Company’s transfer agent with the generation and mailing of stock certificates;

•	Perform interest and refund calculations and provide a file to enable the Company to generate interest and refund checks;

•	Create 1099-INT forms for interest reporting, as well as magnetic media reporting to the IRS, for subscribers paid $1 0 or more in interest for subscriptions paid by check.

Fees: For the conversion agent services outlined above, the Company agrees to pay KBW a fee of $25,000. This fee is based upon the requirements of current banking regulations, the Company’s Plan of Conversion and Reorganization as currently contemplated, and the expectation that member data will be processed as of three key record dates. Any material changes in regulations or the Plan of Conversion and Reorganization, or delays requiring duplicate or replacement processing due to changes to record dates, may result in additional fees. All fees under this agreement shall be payable as follows: $5,000 payable upon execution of this agreement, which shall be non-refundable and the balance upon the completion of the Offering.

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

March 28, 2013

Costs and Expenses: In addition to any fees that may be payable to KBW hereunder, the Company agrees to reimburse KBW, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including travel, lodging, food, telephone, postage, listings, forms and other similar expenses up to $5,000; provided, however, that KBW shall document such expenses to the reasonable satisfaction of the Company. KBW and the Company acknowledge that such expense cap may be increased by mutual consent in an amount not to exceed $10,000 for additional out-of-pocket expenses in the event of a resolicitation of the Offering. In no event shall expenses exceed $15,000. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

Reliance on Information Provided: The Company agrees to provide KBW with such information as KBW may reasonably require to carry out its services under this agreement. The Company recognizes and confirms that KBW (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information or conduct any independent verification or any appraisal or physical inspection of properties or assets.

Limitations: KBW, as Conversion Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the order; (c) shall not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

The Company also agrees neither KBW, nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall be liable to any person or entity, including the Company, by reason of any error of judgment, or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof, unless caused by or arising primarily out of KBW’s bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party (as defined herein) may have at common law or otherwise, including, but not limited to, any right to contribution.

Anything in this agreement to the contrary notwithstanding, in no event shall KBW be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if KBW has been advised of the likelihood of such loss or damage and regardless of the form of action.

Indemnification: The Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees, and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

March 28, 2013

permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of KBW pursuant to, and the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred, including expenses incurred in connection with investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a Party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s bad faith or gross negligence.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW from the Company in connection with the Offerings. For the purposes of this Agreement, the relative benefits to the Company and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW by the company in connection with the Offering.

This letter constitutes the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York applicable to contracts executed in and to be performed in that state, without regard to such state’s rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

March 28, 2013

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:

Robin P. Suskind
Managing Director

DELANCO MUTUAL HOLDING COMPANY
DELANCO BANCORP, INC.
DELANCO FEDERAL SAVINGS BANK

By:	Date:	5/31/13

James E. Igo
Chairman, President & Chief Executive Officer